Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-281108

PROSPECTUS

Velo3D, Inc.

1,650,000 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 1,650,000 shares of our common stock, par value $0.00001 per share (our “common stock”), issuable upon the exercise of the July 2024 Warrants (as defined below).

The Selling Stockholders may offer, sell or distribute all or a portion of the shares of common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our common stock. We will bear all costs, expenses and fees in connection with the registration of these shares of common stock, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock. See “Plan of Distribution” beginning on page 9 of this prospectus.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “VLD.” On July 29, 2024, the last reported sales price of our common stock on the NYSE was $2.89 per share.

We are an “emerging growth company” and a “smaller reporting company” as these terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our common stock involves risks. See the section entitled “Risk Factors” beginning on page 4 of this prospectus, the section entitled “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus, and the section entitled “Risk Factors” beginning on page 53 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which is incorporated by reference in this prospectus, to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell or otherwise distribute the shares of common stock offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the shares of common stock offered by them described in this prospectus.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement or, if permitted, any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or, if required, a post-effective amendment to the registration statement to add information to, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information; Incorporation by Reference.” Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

Unless the context otherwise requires, references in this prospectus to:

●	“Legacy Velo3D” refer to Velo3D, Inc., a Delaware corporation, prior to the closing of the Merger (as defined herein);

●	“Velo3D” refer to Velo3D, Inc., a Delaware corporation (f/k/a JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company, prior to domestication), and its consolidated subsidiaries following the closing of the Merger; and

●	“we,” “us,” and “our” or the “Company” refer to Velo3D following the closing of the Merger and to Legacy Velo3D prior to the closing of the Merger.

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PROSPECTUS SUMMARY

This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial statements and related notes incorporated by reference herein, before making an investment decision.

Company Overview

We seek to fulfill the promise of additive manufacturing (“AM”), also referred to as three-dimensional printing or 3D printing, to deliver breakthroughs in performance, cost and lead time in the production of high-value metal parts.

We produce a fully integrated hardware and software solution based on our proprietary laser powder bed fusion (“L-PBF”) technology, which greatly reduces and often eliminates the need for support structures. Our technology enables the production of highly complex, mission-critical parts that existing AM solutions cannot produce without the need for redesign or additional assembly. Our Sapphire family of systems gives our customers who are in space, aviation, defense, automotive, energy and industrial markets the freedom to design and produce metal parts with complex internal features and geometries that had previously been considered impossible for AM. We believe our technology is years ahead of competitors.

Our technology is novel compared to other AM technologies based on its ability to deliver high-value metal parts that have complex internal channels, structures and geometries. This affords a wide breadth of design freedom for creating new metal parts and it enables replication of existing parts without the need to redesign the part to be manufacturable with AM. Because of these features, we believe our technology and product capabilities are highly valued by our customers. Our customers are primarily original equipment manufacturers (“OEMs”) and contract manufacturers who look to AM to solve issues with traditional metal parts manufacturing technologies. Those traditional manufacturing technologies rely on processes, including casting, stamping and forging, that typically require high volumes to drive competitive costs and have long lead times for production. Our customers look to AM solutions to produce assemblies that are lighter, stronger and more reliable than those manufactured with traditional technologies. Our customers also expect AM solutions to drive lower costs for low-volume parts and substantially shorter lead times. However, many of our customers have found that legacy AM technologies failed to produce the required designs for the high-value metal parts and assemblies that our customers wanted to produce with AM. As a result, other AM solutions often require that parts be redesigned so that they can be produced and frequently incur performance losses for high-value applications.

In contrast, our technology can deliver complex high value metal parts with the design advantages, lower costs and faster lead times associated with AM, and generally avoids the need to redesign the parts. As a result, our customers have increasingly adopted our technology into their design and production processes. We believe our value is reflected in our sales patterns, as most customers purchase a single machine to validate our technology and purchase additional systems over time as they embed our technology in their product roadmap and manufacturing infrastructure. We consider this approach a “land and expand” strategy, oriented around a demonstration of our value proposition followed by increasing penetration with key customers.

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The Shares of Common Stock We Are Registering

The shares of our common stock to which this prospectus relates are issuable upon the exercise of warrants (the “July 2024 Warrants”) to purchase up to 1,650,000 shares of common stock that were issued to the Selling Stockholders on July 1, 2024 in a private placement in connection with an amendment to our senior secured notes due 2026 (the “Secured Notes”). The July 2024 Warrants are currently exercisable at an exercise price of $3.00 per share and will expire on the five-year anniversary of the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC. The Selling Stockholders may exercise the July 2024 Warrants by paying the exercise price in cash or by electing to reduce the then outstanding principal amount under the Secured Notes by an amount equal to the quotient of (A) any or all, at the option of the Selling Stockholders, of the amount of such aggregate exercise price divided by (B) one and twenty hundredths (1.20). The July 2024 Warrants may also be exercised on an alternative cashless basis under certain circumstances.

In order to permit the public offer and resale from time to time of these shares of common stock by the Selling Stockholders, on July 1, 2024, we entered into a letter agreement (the “Letter Agreement”) with the Selling Stockholders. In accordance with the terms of the Letter Agreement, we are using this prospectus to register up to 1,650,000 shares of common stock to be sold by the Selling Stockholders from time to time after the date of this prospectus. The Selling Stockholders might not sell any or all of the shares of common stock offered by this prospectus.

For additional information, see our Current Report on Form 8-K filed on July 1, 2024, which is incorporated herein by reference.

Corporate Information

We were incorporated on September 11, 2020 as a special purpose acquisition company and a Cayman Islands exempted company under the name JAWS Spitfire Acquisition Corporation (“JAWS Spitfire”). On December 7, 2020, JAWS Spitfire completed its initial public offering of units. On September 29, 2021, JAWS Spitfire consummated a merger (the “Merger”) with Legacy Velo3D pursuant to the Business Combination Agreement, dated as of March 22, 2021, by and among JAWS Spitfire, Spitfire Merger Sub, Inc., a Delaware corporation, and Legacy Velo3D, as amended. In connection with the Merger, JAWS Spitfire’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware and JAWS Spitfire changed its name to Velo3D, Inc.

Our address is 2710 Lakeview Court, Fremont, CA 94538. Our telephone number is (408) 610-3915. Our website address is https://www.velo3d.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

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The Offering

Issuer	Velo3D, Inc.

Shares of common stock offered by the Selling Stockholders	Up to 1,650,000 shares of our common stock issuable upon the exercise of the July 2024 Warrants

Terms of the offering	The Selling Stockholders will determine when and how they will dispose of the shares of common stock registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

NYSE symbol	Our common stock is listed on the NYSE under the symbol “VLD.”

Risk factors	Investing in our shares of common stock involves a high degree of risk. Before buying any of our shares of common stock, you should carefully read the discussion of material risks of investing in our shares of common stock. Please see the section entitled “Risk Factors” beginning on page 4 of this prospectus, the section entitled “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2023, which report is incorporated by reference in this prospectus, and the section entitled “Risk Factors” beginning on page 53 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which report is incorporated by reference in this prospectus.

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RISK FACTORS

An investment in our shares of common stock involves a high degree of risk. You should consider the risk factors discussed below, as well as the risk factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which report is incorporated herein by reference, the risk factors described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which report is incorporated herein by reference, and the factors and other information contained in or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment, if required, before purchasing any of our common stock. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The occurrence of any of these risks might cause you to lose all or part of your investments in the offered securities. See “Where You Can Find More Information; Incorporation by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”

If we are unable to regain compliance with the NYSE’s continued listing standards, the NYSE will delist our common stock, which would negatively affect our Company, the price of our common stock and your ability to sell our common stock.

On December 28, 2023, we received written notice from the NYSE that we were below compliance criteria pursuant to the continued listing standards set forth in Section 802.01C of the NYSE’s Listed Company Manual as the average closing price of our common stock was less than $1.00 per share over a consecutive 30 trading-day period. On June 13, 2024, we effected a 1-for-35 reverse stock split of our common stock. On June 28, 2024, the NYSE confirmed that a calculation of our average stock price for the 30 trading days ended June 28, 2024, indicated that our stock price was above the NYSE’s minimum requirement of $1.00 based on a 30 trading-day average. Accordingly, as of June 28, 2024, we were no longer considered below the $1.00 continued listing criterion. There can be no assurance, however, that we will be able to maintain compliance with this continued listing standard.

On July 8, 2024, we received written notice (the “Notice”) from the NYSE that we are not in compliance with the NYSE’s continued listing standards set forth in Section 802.01B of the NYSE’s Listed Company Manual due to the fact that our average total market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, our stockholders’ equity was less than $50 million. As set forth in the Notice, as of July 5, 2024, our 30 trading-day average market capitalization was approximately $36.6 million and our last reported stockholders’ deficit, as of March 31, 2024, was approximately ($45.5) million.

In accordance with applicable NYSE procedures, within 45 days from receipt of the Notice, we intend to submit a plan to the NYSE advising it of the definitive action(s) we have taken, are taking, or plan to take that would bring us into compliance with the continued listing standards within 18 months of receipt of the Notice (the “Cure Period”). The NYSE will review our plan and, within 45 days, make a determination as to whether we have made a reasonable demonstration of our ability to come into conformity with the listing standards within the Cure Period. If our plan is not accepted, the NYSE will initiate suspension and delisting procedures. If the NYSE accepts our plan, our common stock will continue to be listed and traded on the NYSE during the Cure Period, subject to our compliance with the other continued listing standards and continued periodic review by the NYSE of our progress with respect to our plan. If we fail to comply with our plan or do not meet the continued listing standards at the end of the Cure Period, the NYSE will initiate suspension and delisting procedures.

There can be no assurance that the NYSE will accept our plan, that we will be able to comply with the plan, that we will be able to regain compliance with this continued listing standard, or that will be able to maintain compliance with the other continued listing standards of the NYSE. A delisting of our common stock would negatively impact us by, among other things, reducing the liquidity and market price of our common stock; reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; and limiting our ability to issue additional securities or obtain additional financing in the future. In addition, delisting from the NYSE may negatively impact our reputation and, consequently, our business.

Servicing the Notes requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our obligations under the Notes or our other permitted indebtedness.

Our ability to make scheduled payments of principal or to pay interest on or to refinance the Secured Notes, the up to $35.0 million of additional senior secured convertible notes due 2026, if issued (the “Additional Secured Convertible Notes” and collectively with the Secured Notes, the “Notes”), or our other permitted indebtedness depends on our future performance and our ability to obtain future financing, which are subject to economic, financial, competitive and other factors, some of which are beyond our control. As of July 1, 2024, we had outstanding $27.9 million of Secured Notes, and the terms of the Secured Notes require us to pay approximately $33.5 million (or 120% of the outstanding principal amount of the Secured Notes) to repay the full principal amount of the Secured Notes. Unless the holders of the Secured Notes (who are also referred to herein as the Selling Stockholders) cancel such redemptions, we are required to redeem the entire outstanding amount of the Secured Notes, plus accrued and unpaid interest, between August 1, 2024 and April 1, 2025, with redemption payments being made on the first day of each month in varying amounts.

Further, if we issue any Additional Secured Convertible Notes, unless the holders (who are also referred to herein as the Selling Stockholders) agree to further modify the redemption schedule or cancel such redemption payments, the terms of such Additional Secured Convertible Notes would require us to pay 120% of the outstanding principal amount of such Additional Secured Convertible Notes to repay the full principal amount of such Additional Secured Convertible Notes, with quarterly redemption payments, plus accrued and unpaid interest, beginning on the first day of the first calendar month after such Notes are issued and continuing each quarter until maturity in August 2026.

Our business may not generate cash flow from operations in the future sufficient to satisfy our obligations under the Notes or our other permitted indebtedness and, in particular, we expect that we will need to engage in additional financings to fund our operations in the near term, the terms of which may be onerous or highly dilutive. If we are unable to generate such cash flow and obtain such additional financing, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, or refinancing or restructuring our indebtedness on terms that may be unfavorable. We may not prepay the Notes without the consent of the holders, and our ability to refinance the Notes or our other permitted indebtedness will also depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on the Notes or our other indebtedness.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “estimate,” “may,” “expect” and similar expressions are generally intended to identify forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed in the section entitled “Risk Factors,” and elsewhere in this prospectus and the documents incorporated by reference herein, where such forward-looking statements appear. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Such forward-looking statements include, but are not limited to, statements about:

●	our market opportunity;

●	the ability to maintain the listing of our common stock on the NYSE, and the potential liquidity and trading of our common stock;

●	our ability to execute our business plan, which may be affected by, among other things, competition, and our ability to grow and manage growth profitably, maintain relationships with customers and retain our key employees;

●	changes in applicable laws or regulations;

●	the inability to develop and maintain effective internal control over financial reporting;

●	our ability to service and comply with our indebtedness;

●	our ability to raise financing in the future;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements and our ability to continue as a going concern;

●	the potential for our business development efforts to maximize the potential value of our portfolio;

●	regulatory developments in the United States and foreign countries;

●	the impact of laws and regulations;

●	our expectations regarding our strategic realignment and related initiatives, and our strategic business review process;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our financial performance;

●	the macroeconomic conditions, including economic downturns or recessions, inflation, interest rate fluctuations, supply chain shortages and any lingering effects of the COVID-19 pandemic on the foregoing; and

●	other factors detailed under the section entitled “Risk Factors”.

The forward-looking statements contained in this prospectus and the documents incorporated by reference herein reflect our views and assumptions only as of the date of this prospectus or such document, as applicable. Except as required by law, we assume no responsibility for updating any forward-looking statements.

We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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USE OF PROCEEDS

All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares of common stock. We will bear the costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

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SELLING STOCKHOLDERS

The Selling Stockholders may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus, which consists of up to 1,650,000 shares of common stock issuable upon the exercise of the July 2024 Warrants.

The term “Selling Stockholders” includes the stockholders listed in the table below and their permitted affiliate transferees who later come to hold any of the Selling Stockholders’ interest in the shares of common stock in accordance with the terms of the Letter Agreement.

The following tables provide, as of July 16, 2024, information regarding the beneficial ownership of our common stock of each Selling Stockholder, the number of shares of common stock that may be sold by each Selling Stockholder under this prospectus and the number of shares of common stock that each Selling Stockholder will beneficially own after this offering.

Because each Selling Stockholder may dispose of all, none or some portion of their shares of common stock, if and to the extent such Selling Stockholder exercises its July 2024 Warrant, no estimate can be given as to the number of shares of common stock that will be beneficially owned by a Selling Stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares of common stock covered by this prospectus will be beneficially owned by the Selling Stockholders and further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Under the terms of the July 2024 Warrants, the Selling Stockholders may not receive any shares of our common stock otherwise deliverable upon exercise of the July 2024 Warrants to the extent, but only to the extent, that such receipt would cause the Selling Stockholder (together with the Selling Stockholder’s Affiliates and Attribution Parties (as such terms are defined in the July 2024 Warrants)) to become, directly or indirectly, the beneficial owner of more than 4.99% of the shares of our common stock outstanding at such time.

We may amend or supplement this prospectus from time to time in the future to update or change this Selling Stockholders list and the shares of common stock that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these shares.

	Shares of Common Stock
Name	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(2)
High Trail Investments ON LLC(3)(4)	1,025,133	660,000	365,133	3.8%
HB SPV I Master Sub LLC(3)(4)	1,537,699	990,000	547,699	5.4%

(1)	Figures in this column consist of (i) shares of our common stock issuable upon exercise of the July 2024 Warrants and (ii) shares of our common stock issuable upon exercise of the warrants previously issued to the Selling Stockholders on April 1, 2024 and December 29, 2023 (the “Prior Warrants”).

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(2)	The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 8,616,428 shares of common stock outstanding as of July 16, 2024 and assumes (i) the issuance of all shares of common stock issuable upon the exercise of the July 2024 Warrants held by such Selling Stockholder and the sale of all such common stock by such Selling Stockholder and (ii) the issuance of all shares of common stock issuable upon the exercise of the Prior Warrants held by such Selling Stockholder, in each case, without taking account of any limitation on exercise pursuant to the terms of the July 2024 Warrants and Prior Warrants, as applicable.

(3)	Hudson Bay Capital Management LP, the investment manager of the Selling Stockholders, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of the Selling Stockholders and Sander Gerber disclaims beneficial ownership over these securities. The address of each Selling Stockholder is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(4)	In addition to the entry into the Letter Agreement and the issuance of the July 2024 Warrants pursuant thereto, we have entered into the following transactions with the Selling Stockholders:

●	On August 14, 2023, pursuant to a Securities Purchase Agreement, dated August 14, 2023, as amended (the “Securities Purchase Agreement”), with the Selling Stockholders, we issued to the Selling Stockholders $70,000,000 aggregate principal amount of our senior secured convertible notes due 2026 (the “Initial Secured Convertible Notes”). Pursuant to the Securities Purchase Agreement, the Selling Stockholders have the right to purchase up to an additional $35.0 million in aggregate principal amount of our senior secured convertible notes due 2026.

●	On November 28, 2023, pursuant to a Securities Exchange Agreement, dated November 27, 2023, with the Selling Stockholders, (i) we made a cash payment to the Selling Stockholders of $15.0 million to repay $12.5 million of aggregate principal amount of the Initial Secured Convertible Notes, together with accrued and unpaid interest (which interest rate was at the Default Interest rate provided in the Initial Secured Convertible Notes and accrued as of October 1, 2023), (ii) the remaining Initial Secured Convertible Notes were exchanged for (A) $57.5 million aggregate principal amount of Secured Notes and (B) 10,000,000 shares of common stock, and (iii) we made a cash payment to the Selling Stockholders of accrued and unpaid interest (which interest rate was at the Default Interest rate provided in the Initial Secured Convertible Notes and accrued as of October 1, 2023) on the remaining Initial Secured Convertible Notes so exchanged.

●	On December 29, 2023, (i) pursuant to a securities purchase agreement, dated December 27, 2023, with the Selling Stockholders, we sold the Selling Stockholders 10,000,000 shares of common stock and warrants to purchase 10,000,000 shares of common stock for an aggregate purchase price of $5.0 million, and (ii) pursuant to a note amendment to the Secured Notes, dated December 27, 2023, with the Selling Stockholders, we made a cash payment to the Selling Stockholders of $25.0 million to repay approximately $20.8 million of aggregate principal amount of the Secured Notes, together with accrued and unpaid interest, and made certain amendments to the Secured Notes. In connection with the reverse stock split effected by the Company on June 13, 2024, the number of shares issuable upon exercise of these warrants was decreased to 285,715 shares.

●

On April 1, 2024, pursuant to a note amendment to the Secured Notes, dated March 31, 2024, with the Selling Stockholders, we made a cash payment of $5.5 million to the Selling Stockholders to repay approximately $4.2 million of aggregate principal amount of the Secured Notes, together with accrued and unpaid interest, and on April 15, 2024, we made a cash payment of $5.5 million to the Selling Stockholders to repay approximately $4.6 million of principal of the Secured Note, together with accrued and unpaid interest. In connection with this note amendment, on April 1, 2024, we also entered into a letter agreement, dated as of March 31, 2024, with the Selling Stockholders pursuant to which we issued to the Selling Stockholders warrants to purchase 21,949,079 shares of common stock. In connection with the reverse stock split effected by the Company on June 13, 2024, the number of shares issuable upon exercise of these warrants was decreased to 627,117 shares.

●	On July 1, 2024, pursuant to a note amendment to the Secured Notes, dated July 1, 2024, with the Selling Stockholders, the parties agreed to defer the July 1, 2024 partial redemption payment of $10.5 million over a period of ten equal monthly payments commencing August 1, 2024 in consideration for the July 2024 Warrants.

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PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes permitted affiliate transferees, pledgees or other successors-in-interest selling shares of our common stock or interests in our common stock received after the date of this prospectus from the Selling Stockholders as a transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or interests in our common stock on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of their shares of common stock or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their affiliates;

●	short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	by pledge to secure debts and other obligations;

●	directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;

●	through agents;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares of common stock at a stipulated price per share; and

●	through a combination of any of these methods or any other method permitted by applicable law.

The Selling Stockholders may effect the distribution of our common stock from time to time in one or more transactions either:

●	at a fixed price or prices, which may be changed from time to time;

●	at market prices prevailing at the time of sale;

●	at prices relating to the prevailing market prices; or

●	at negotiated prices.

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The Selling Stockholders may, from time to time, pledge or grant a security interest in some shares of our common stock owned by them and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Stockholders to include the pledgee or other successors in interest as the Selling Stockholders under this prospectus.

The Selling Stockholders may agree to indemnify a broker-dealer or agent against certain liabilities related to the sale of our common stock, including liabilities under the Securities Act. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common stock. Upon our notification by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution, secondary distribution or a purchase by a broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

●	the name of the Selling Stockholder;

●	the number of shares of common stock being offered;

●	the terms of the offering;

●	the names of the participating broker-dealers or agents;

●	any discounts, commissions or other compensation paid to broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any dealers;

●	the public offering price;

●	any delayed delivery arrangements; and

●	other material terms of the offering.

In addition, upon being notified by a Selling Stockholder that a permitted affiliate transferee, pledgee or other successor-in-interest intends to sell common stock, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

Agents, broker-dealers or their affiliates may engage in transactions with, or perform services for, the Selling Stockholders (or their affiliates) in the ordinary course of business. The Selling Stockholders may also use other third parties with whom such Selling Stockholders have a material relationship.

The Selling Stockholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.

There can be no assurances that the Selling Stockholders will sell, nor are the Selling Stockholders required to sell, any or all of the common stock offered under this prospectus.

In connection with the sale of shares of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the Selling Stockholders from the sale of shares of our common stock offered by them will be the purchase price of such shares of our common stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Stockholders and any broker-dealers or agents that participate in the sale of shares of our common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then such Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Dealers and agents may be entitled, under agreements entered into with the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common stock to be sold, the respective purchase prices and public offering prices, the names of any agent or dealer, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To facilitate the offering of shares of our common stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the shares of common stock are traded, in the over-the-counter market or otherwise.

Under the Letter Agreement, we have agreed to indemnify the applicable Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the shares of common stock registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, the Selling Stockholders may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares of common stock, including liabilities arising under the Securities Act.

Under the Letter Agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part pursuant to such agreement until the earliest of (i) the one year anniversary of the expiration date of the July 2024 Warrants and (ii) with respect to any Selling Stockholder, the date on which such Holder ceases to own any Registrable Securities (as defined in the Letter Agreement). Pursuant to the Letter Agreement, the shares of common stock issued or issuable upon the exercise of the July 2024 Warrants will cease to be Registrable Securities upon the earliest of (A) when they are sold by a Selling Stockholder (other than a sale to an affiliate of the Selling Stockholder), whether pursuant to an effective registration statement under the Securities Act, pursuant to Rule 144 under the Securities Act or otherwise, (B) when they shall have ceased to be outstanding, and (C) when they may be sold pursuant to Rule 144 under the Securities Act without restriction on the basis of volume or manner of sale limitations.

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We have agreed to pay all expenses in connection with this offering, other than selling commissions, stock transfer taxes and certain legal expenses. Selling Stockholders may use this prospectus in connection with resales of shares of our common stock. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of our common stock and any material relationships between us and the Selling Stockholders. Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of shares of our common stock.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus, as amended or supplemented. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of common stock pursuant to the distribution effected through this registration statement.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Foley & Lardner LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.velo3d.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

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This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 3, 2024;

●	our Quarterly Report on Form 10-Q filed with the SEC on May 15, 2024;

●	our Current Reports on Form 8-K filed with the SEC on January 4, 2024 (but only with respect to Item 3.01), January 30, 2024, January 31, 2024, April 2, 2024, April 11, 2024 (but only with respect to Item 1.01 and Exhibits 4.1, 4.2, 5.1, 10.1, 10.2 and 23.1 thereto), April 22, 2024 (but only with respect to Item 5.02 and Exhibits 10.1 and 10.2 thereto), June 12, 2024 (but only with respect to Items 3.03, 5.07 and 8.01 and Exhibits 3.1, 99.1, 99.2, 99.3, 99.4, 99.5, 99.6, and 99.7 thereto), June 17, 2024 (but only with respect to Item 5.02) as amended by the Form 8-K/A filed on July 2, 2024, July 1, 2024, and July 12, 2024 (but only with respect to Item 3.01);

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2024 (but only with respect to information required by Part III of our Annual Report on Form 10-K for the year ended December 31, 2023); and

●	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 2, 2020, as updated by the description of our common stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2022, including any subsequent amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents we may file with the SEC after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at 1 (408)-610-3915, or by sending a written request to Velo3D, Inc., 2710 Lakeview Court, Fremont, CA 94538, Attention: Investor Relations.

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